Exhibit 99.2

Leader Toolkit + Email Cover Note

Date: August 3, 2026

RE: Leader Toolkit for Lantheus’ Acquisition by Curium

Leaders,

Today marks a defining moment for Lantheus and the ultimate validation of what we have built over seven decades of innovation in radiopharmaceuticals. We announced that Lantheus has entered into a definitive agreement to be acquired by a wholly owned subsidiary of Curium, a leader in radiopharmaceuticals with deep nuclear medicine expertise.

This transaction brings together two pioneers with complementary strengths and a shared passion for nuclear medicine. Together, Curium and Lantheus are positioned to create a radiopharmaceutical company spanning the full nuclear medicine value chain: from isotope production and manufacturing to diagnostic imaging and targeted radionuclide therapy, delivering nuclear medicine solutions to patients and healthcare systems across more than 70 countries.

Timing & Approvals

The transaction is currently expected to close in the first half of 2027, subject to receipt of Lantheus shareholder approval, required regulatory approvals and satisfaction of other customary closing conditions.

Until closing, Lantheus will continue to operate as an independent company. Customers, partners, and patients should expect no disruption to supply, service, or execution during this period.

About Curium

With global headquarters in Boston, Curium is a private company with a strong global presence that delivers products to patients in more than 70 countries and has demonstrated the ability to expand access to nuclear medicine globally. Curium has proven expertise in the development, manufacturing and supply of radiopharmaceuticals that transform the way cancer is diagnosed and treated.

What It Means for our Employees

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Lantheus’ team will benefit from the combined company’s scale across the full radiopharmaceutical value chain — research, manufacturing, clinical development, commercial, and distribution — creating opportunities and the kind of organizational depth that a standalone company could not offer on the same timeline.

•	Until closing, Lantheus continues to operate as an independent company. Every employee’s role, reporting relationships, and day-to-day responsibilities remain unchanged.

•	All ongoing initiatives continue on their current timelines in the ordinary course of business.

What It Means for our Customers, Partners, and Patients

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Curium’s manufacturing capabilities and global infrastructure, combined with Lantheus’ commercial leadership, PMF network and pipeline, create a company better positioned to reach more patients and drive growth long into the future.

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Together, the combined company will operate across the full radiopharmaceutical value chain, with one of the broadest radiopharmaceutical portfolios in oncology, neurology, and cardiology, and the manufacturing capabilities to support it.

•	Customers, partners, and patients should expect no disruption to supply, service, or strategic execution during this period.

What It Means for Investors

•	This will be a cash transaction.

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Under the terms of the definitive agreement, Curium will acquire all of the outstanding shares of Lantheus for $102.50 per share in cash at closing, plus non-transferable Contingent Value Rights (CVRs) providing for up to $12.00 per share in potential additional cash payments, subject to achievement of specified commercial milestones for Lantheus products through 2030.

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The cash consideration provides for near-term certain value to Lantheus shareholders at closing and the CVR structure provides meaningful potential additional upside participation in the commercial performance of Lantheus’ main product lines.

Employee Resources

•	Please encourage all employees to attend the Town Hall at 10:00 AM ET to hear directly from Mary Anne.

•	We will be sharing brief talking points for external-facing employees to reference if asked about the transaction by a customer, HCP, or member of the public.

•	If you have additional questions, please direct those to HR (human.resources@lantheus.com) or Corporate Communications (corpcomm@lantheus.com).

Sincerely,

Mary Anne Heino

CEO

Leader Toolkit

Attached you will find a toolkit that includes talking points for use with your teams, field-facing external talking points, and an FAQ document to help guide your conversations.

And while you may or may not be directly involved in acquisition-related activities, please remember that each of us has a role in continuing to serve our customers with excellence.

NOTE: These toolkit materials have been approved by legal counsel and will be filed with the U.S. Securities and Exchange Commission. Therefore, it is important that you do not add to or alter these written materials or any other written communications you may receive in the future regarding this merger announcement. Distributing new or altered written materials could trigger additional legal filing requirements.

Leader Talking Points to Use with Employees

The following talking points are intended for senior leaders to reference in team conversations following the formal announcement of the transaction.

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We announced that Lantheus has signed a definitive agreement to be acquired by a wholly owned subsidiary of Curium, a leading global radiopharmaceutical company with proven expertise in the development, manufacturing and supply of radiopharmaceuticals that transform the way cancer is diagnosed and treated.

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The acquisition brings together Lantheus’ complementary radiodiagnostics business with Curium’s complementary global theranostics portfolio and global manufacturing platform — creating a combined company with the infrastructure and capabilities to serve patients in more than 70 countries.

•	Curium brings capabilities that complement our own strengths and a shared passion for nuclear medicine, in fact they are our commercial partner for PYLCLARI and Neuraceq in Europe.

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This is the ultimate validation of what Lantheus has built over seven decades of innovation in radiopharmaceuticals. Our products, pipeline, capabilities and commitment to patients helped position Lantheus as a highly valued partner.

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Our Board, with the assistance of its financial advisors, conducted a comprehensive evaluation of its strategic options, including outreach to multiple third parties and remaining as a standalone company. After concluding this robust process, the Board unanimously determined that this transaction is in the best interests of Lantheus and its shareholders as the value maximizing path relative to the other strategic options.

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This is the announcement, not the close. The deal is still subject to Lantheus shareholder approval, required regulatory approvals and other customary closing conditions. We currently expect to close in the first half of 2027.

•	Our 2026 Corporate Goals remain the same, and we will continue executing against our existing priorities and commitments.

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Please note that, due to the pending transaction, we will not be hosting a conference call in connection with our second quarter 2026 financial results, which we expect to announce prior to market open on August 6, 2026, and we are suspending our previously issued FY 2026 guidance.

•	Your role, your team, your priorities — are all the same. Our focus remains on executing our plans and serving patients, customers and partners.

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Together, we expect to have greater global reach, complementary capabilities, and enhanced resources to support the development and delivery of innovative radiopharmaceuticals — spanning the full nuclear medicine value chain, from isotope production and manufacturing to diagnostic imaging and targeted radionuclide therapy — for patients worldwide.

•	It also creates opportunities to contribute within a larger global organization with expanding capabilities, a broader portfolio, and more ways to grow.

•	We currently expect to close in the first half of 2027. Until then, it’s important that we stay focused on our work and the commitment we make to patients every day.

If your team has further questions:

•	Encourage them to attend the Town Hall at 10:00 AM ET — Mary Anne will speak directly to the team.

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An FAQ document will be distributed to help address common questions from your teams. If a question falls outside what is covered there, it is perfectly fine to say you don’t have the answer — please direct those employees to their HR Business Partner or Corporate Communications so we can ensure they get the information they need.

•	For media inquiries: direct to Melissa Downs. For investor inquiries: direct to Mark Kinarney.

External/Field/Customer-Facing Employee Talking Points (Reactive Only)

If asked about the transaction by a customer, HCP, or member of the public while out in the field, please keep your response brief and return to the primary focus of your discussion:

•	We recently announced an agreement to be acquired by a wholly owned subsidiary of Curium, a leading global radiopharmaceutical company.

•

The transaction brings together two pioneers with complementary strengths and a shared passion for nuclear medicine. Together, Curium and Lantheus have the potential to create a radiopharmaceutical company spanning the full nuclear medicine value chain from isotope production and manufacturing to diagnostic imaging and targeted radionuclide therapy, delivering nuclear medicine solutions to serve patients and healthcare systems across more than 70 countries.

•	Until the transaction closes, Lantheus continues to operate as an independent company.

•	Customers, partners, and patients should expect no disruption to supply, service or strategic execution during this period.

•	Because the transaction is still pending, I can’t share specifics beyond our announcement.

Public FAQ

1.	Why is Curium the right partner for Lantheus?

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Curium is the right partner because it combines strategic fit, industry expertise, and global reach. As a leading global radiopharmaceutical company, Curium brings proven expertise in the development, manufacturing and supply of radiopharmaceuticals, a global footprint extending to more than 70 countries, over 3,800 employees, and more than 80 manufacturing sites globally.

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Lantheus’ radiodiagnostics business and robust commercial infrastructure and Curium’s global theranostics portfolio and global manufacturing platform are highly complementary — together spanning the full nuclear medicine value chain: from isotope production and manufacturing to diagnostic imaging and targeted radionuclide therapy, delivering nuclear medicine solutions to patients and healthcare systems.

After concluding this robust process, the Board unanimously determined that this transaction is in the best interests of Lantheus and its shareholders as the value maximizing path relative to the other strategic options.

2.	What does this mean for Lantheus’ pipeline? Will PYLARIFY TruVu still launch as planned?

•	All ongoing initiatives, including PYLARIFY TruVu launch planning, are expected to continue on their current timelines.

•	Until closing, Lantheus continues to operate as an independent company and remains committed to its priorities.

•	Customers, partners, and patients should expect no disruption to supply, service, or strategic execution during this period.

3.	What does this mean for patients who depend on Lantheus’ products like PYLARIFY, DEFINITY, and Neuraceq? Will supply of our commercial products be affected?

•	Patients should expect no disruption to supply, service, or strategic execution during this period.

•	Until closing, Lantheus continues to operate as an independent company and remains committed to its priorities.

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Together, Curium and Lantheus have the potential to broaden and accelerate patient access to life-changing diagnostics and therapeutics — from SPECT and PET diagnostics to targeted radioligand therapy — serving oncology, neurology and cardiology patients across more than 70 countries.

4.	When is the transaction expected to close?

•	The transaction is currently expected to close in the first half of 2027, subject to Lantheus shareholder approval, required regulatory approvals, and other customary closing conditions.

5.	What does this announcement mean for my job? What about my team/direct reports?

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We are early in this process. Until closing, Lantheus continues to operate as an independent company. You should continue to focus on your current priorities. Your role, team members’ roles and day-to-day responsibilities remain the same.

•	We are committed to keeping you informed as we move through this process. In the meantime, it is business as usual.

•	If your role is impacted after closing, you would be eligible for severance under the company policy or as required by local law.

6.	What should employees expect between now and closing? Will there be any immediate changes or is it business as usual?

•	Until closing, Lantheus continues to operate as an independent company, and we remain committed to our priorities.

•	Customers, partners, and patients should expect no disruption to supply, service, or strategic execution during this period.

7.	Should teams continue pursuing opportunities with new customers and prospects during this period?

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Yes. Until the transaction closes, Lantheus continues to operate as an independent company, and we remain committed to our priorities. Teams should continue pursuing new customer opportunities and prospects as they normally would.

8.	Should we be reaching out to Curium now and connecting with our counterparts?

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No. Until the transaction closes, Lantheus and Curium continue to operate as separate, independent companies. Employees should not initiate new outreach or contact with Curium counterparts at this stage.

•	If you have an existing working relationship with a Curium colleague that predates this announcement and involves active, ongoing business activity, those interactions may continue in normal course.

•	Any questions about whether a particular interaction is appropriate should be directed to your manager or the Legal team before proceeding.

9.	Will there be an integration process? How will decisions be made on overlapping roles?

•	Until we close, Lantheus and Curium will continue to operate as separate, independent companies.

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We would expect there will be an integration process after the transaction closes. We understand these questions are important, and we are committed to keeping employees informed as we move through the process and sharing more information when we are able.

10.	Will there be changes to management / leadership?

•	Until Close, Mary Anne will continue to lead the organization.

11.	What happens to my 2026 bonus?

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If the transaction has not closed by December 1, 2026, the 2026 annual corporate bonus performance achievement will be determined by the Lantheus Talent and Compensation Committee of the Board of Directors. Actual 2026 corporate bonus payments will be made as in normal course of business (i.e. March 2027).

12.	What happens to my equity?

•	Upon signing, there are no changes to your outstanding equity.

•	Restricted Stock Units (“RSUs”):

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Upon close, unvested RSUs in effect at time of signing will fully accelerate and shareholders will receive $102.50 per RSU in cash and one CVR per RSU with the potential to receive up to an additional $12.00. Please refer to the section on CVRs in the merger for more information on CVRs.

•	Stock Options: Upon close, unvested stock options in effect at time of signing will become immediately vested, as well as treatment of outstanding stock options as follows:

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If the exercise price of the stock option is less than $102.50, you will receive a cash payment equal to the difference between $102.50 and the exercise price, multiplied by the number of stock options; and 1 CVR for each option.

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If the exercise price of the stock option is equal to or greater than $102.50 but less than $114.50, you will receive 1 CVR for each option. See the CVR section for the amount of cash that could be received if specified milestones are achieved.

•	If the exercise price of the stock option is equal to or greater than $114.50, the stock option will be cancelled with no further consideration received.

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Performance Restricted Stock Units (“PSUs”): Upon close, outstanding PSUs in effect at time of signing will be assumed by the buyer under the same terms and conditions, except for the removal of any performance-based vesting requirements, as follows:

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These awards will be converted into cash equal to the number of shares that would be issued for the outstanding PSUs determined by the actual level of performance achieved as of the last full trading day prior to the closing date, multiplied by $102.50; plus 1 CVR for each share of the PSU received based on the actual level of performance achieved as of the last full trading day prior to the closing date. As a reminder, PSUs can be paid out at a range from 0% - 200% based on performance of Lantheus stock compared to the index.

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These converted awards shall continue to vest under the same time-based vesting schedule for each underlying PSU and will become payable at time of vest, subject to continued employment through the applicable vesting date.

13.	Who should I speak to if I have additional questions?

•	You should speak with your manager, HR Business Partner, or ET member. You can also submit your questions to Human.Resources@lantheus.com.

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Additional Information and Where to Find It

In connection with the proposed acquisition of Lantheus Holdings, Inc. (the “Company”) by Curium US Holdings LLC (“Parent”), the Company intends to file a preliminary and definitive proxy statement. The definitive proxy statement and proxy card will be delivered to the stockholders of the Company in advance of the special meeting relating to the proposed acquisition. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the Securities and Exchange Commission (the “SEC”). THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF PARENT AND THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of the proxy statement and such other documents containing important information about the Company and Parent, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge at its website at https://investor.lantheus.com/ copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company, Parent and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed acquisition. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 26, 2026, and its definitive proxy statement for the 2026 annual meeting of its stockholders, which was filed with the SEC on March 20, 2026. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2026 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://investor.lantheus.com/. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their use of terms such as “advance,” “believe,” “continue,” “could,” “driving,” “expect,” “guidance,” “maintain,” “may,” “on track,” “plan,” “potential,” “predict,” “progress,” “should,” “target,” “will,” “would” and other similar terms. Such forward-looking statements include the ability of Parent and the Company to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the transactions contemplated thereby; statements about the expected timetable for completing the proposed acquisition of the Company by Parent; the Company’s and Parent’s beliefs and expectations and statements about the benefits sought to be achieved by the proposed acquisition; the potential effects of the proposed acquisition on the Company and Parent; the possibility of any termination of the merger agreement; and the expected benefits and success of the Company’s plans to execute on the commercialization of marketed products, ensure launch readiness for new products, advance a focused late-stage pipeline, and allocate capital thoughtfully, as well as the Company’s focus mainly on its radiodiagnostic business and pursuing value-maximizing alternatives for its radiotherapeutic assets. These statements are based upon the current plans, estimates and expectations of the Company’s management that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may materially differ from those described in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the proposed acquisition; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the proposed acquisition contained in the merger agreement (including the requisite vote by the Company’s stockholders and receipt of regulatory approvals) may not be satisfied or waived on the expected timetable, or at all; uncertainty as to whether the milestones (“Milestones”) associated with the contingent value rights (“CVRs”) will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the proposed acquisition on the Company’s business, including the response of the Company’s suppliers, business partners, employees and competitors to the proposed acquisition; the diversion of management time and attention from ongoing business operations and opportunities; disruption in or limitations on the Company’s plans and operations attributable to the proposed acquisition; changes in the Company’s business during the period between announcement and closing of the proposed acquisition; the effects of the proposed acquisition (or the announcement thereof) on the Company’s share price; the risk that stockholder litigation in connection with the proposed acquisition may result in significant costs of defense, indemnification and liability; Parent’s ability to obtain financing to complete the proposed acquisition; Parent’s ability to successfully integrate the Company and execute on the continued development and commercialization of the Company’s programs following the closing of the proposed acquisition, which could affect Parent’s ability to achieve any of the Milestones and trigger payments related to the Milestones under the CVRs; the continued market expansion, penetration and reimbursement for the Company’s established commercial products, particularly PYLARIFY, DEFINITY and Neuraceq, in a competitive environment and the Company’s ability to clinically and commercially differentiate its products; the Company’s ability to complete the technology transfer across its PET manufacturing facilities (“PMF”) network for PYLARIFY TruVu, the new formulation of the Company’s F-18 prostate-specific membrane antigen PET imaging agent approved by the U.S. Food and Drug Administration (“FDA”) on March 6, 2026, to obtain FDA approval for each PMF to manufacture PYLARIFY TruVu, to obtain adequate coding, coverage and payment, including transitional pass-through payment status, for PYLARIFY TruVu and to have customers adopt PYLARIFY TruVu; the availability of raw materials, key components, equipment, manufacturing time slots, either used in the production of the Company’s products and product candidates, or by customers of its products and product candidates, including, but not limited to PET scanners for PYLARIFY, PYLARIFY TruVu, Neuraceq, MK-6240, LNTH-2501 and NAV-4694; the Company’s ability to have third parties manufacture its products and product candidates and its ability to manufacture DEFINITY in its in-house manufacturing facility, in amounts and at the times needed; the Company’s ability to satisfy its obligations under its existing clinical development partnerships using Neuraceq, MK-6240 or NAV-4694 and other assets as a research tool and under the license agreements through which it has rights to those assets, and to further develop and commercialize MK-6240 and NAV-4694 as approved products; the Company’s ability to continue to successfully integrate acquisitions, including of Lantheus Biosciences Ltd. (formerly Life Molecular Imaging Limited) and Evergreen Theragnostics, Inc., which could be impacted by unforeseen expenses related to integration activities, the potential for unforeseen liabilities within those businesses, the ability to integrate disparate information technology systems, retain key talent and create a merged corporate culture that successfully realizes the full potential of the combined organization; the Company’s ability to obtain FDA approval for LNTH-2501, its investigational kit for the preparation of Gallium-68 edotreotide injection, which has been studied for use in conjunction with a PET scan to stage and localize neuroendocrine tumors in adult and pediatric patients and to successfully commercialize LNTH-2501 if approved; the Company’s ability to obtain final FDA approval for PNT2003, which received FDA tentative approval in March 2026, to be successful in the patent litigation associated with PNT2003 and to successfully commercialize PNT2003 if approved; the cost, efforts and timing for clinical development, manufacturing, regulatory approval, adequate coding, coverage and payment and successful commercialization of the Company’s newly approved products, product candidates and new clinical applications and territories for its products, in each case, that the Company or its strategic partners may undertake, including those investigational assets for which FDA approval has been obtained or is anticipated to be obtained this year; the Company’s ability to identify opportunities to collaborate with strategic partners and to acquire or in-license additional diagnostic and therapeutic product opportunities in oncology, neurology and other strategic areas and continue to grow and advance its pipeline of products; the effect that changes to management, including the recent turnover in the Company’s leadership and senior management team, could have on its business; and the risks and uncertainties discussed in the Company’s filings with the SEC (including those described in the “Risk Factors” section in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q).

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.